PROMISSORY NOTE
SECURED BY SECURITY INSTRUMENT

(Term Loan, Interest Only Payments, Balloon Payment Due 09-01-2024 )

Amount:$154,000.00	Loan No. 34598940
APN: 0014B-00000-095-D00	Date: 08-31-2023

San Francisco, CA

FOR VALUE RECEIVED, at the times hereinafter stated,

Landa APP LC - 2443 Hodges Farm Road Mansfield GA LLC, A Delaware Limited Liability Company, herein called ("Borrower") promise(s) to pay to Kiavi Funding Inc., a Delaware corporation ("Lender") or order at the address specified below, or at such place or places as Lender may designate in writing from time to time, the sum of:

One Hundred And Fifty Four Thousand and 00/100 U.S. Dollars

($154,000.00) which amount shall include the Initial Advance and, if applicable, the Reserve Advance (the "Principal Amount") with interest at the interest rate set forth below from the date here of until 09-01-2024 (the "Maturity Date").

SECURITY: This Promissory Note (the "Note") is secured by a FIRST priority Deed of Trust, Mortgage, or Security Deed (the "Security Instrument") including an Assignment of Rents and Fixture Filing dated of even date herewith on property known as:

2443 HODGES FARM RD, MANSFIELD, GA, 30055, USA

APN: 0014B-00000-095-D00 (the "Property"). The term "Loan Documents" shall have the same meaning as that term in the Security Instrument.

1. Advances. Lender will make Advances for the purposes specified not to exceed the maximum (aggregate) sum of $154,000.00 (the "Loan")

1.1 Initial Advance. The initial disbursement of funds ("Initial Advance") shall be $154,000.00 to be used in connection with the purchase or refinance of the Property.

1.2 Reserve Advance. The additional advance of funds ("Reserve Advance"), if any, made contemporaneously with the Initial Advance shall be into a reserve account for the purpose of funding subsequent Borrower requests for reimbursement of the costs of construction and/or rehabilitation of the Property. The amount and other terms of the Reserve Advance, if any, are provided for in the attached Schedule A.

1.3 Authorization. Lender may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to the Lender in connection with this Note are true and correct. and the Lender shall be entitled to rely thereon, without investigation or inquiry of any kind by the Lender, in disbursing or releasing the Loan proceeds and taking or refraining from taking any other action in connection with the Loan.

2. Interest Rate Payment of Principal and Interest

2.1 Interest Rate.

2.1.1 Applicable Rates. Subject to the provisions of this Section 2 below. the Initial Advance will bear interest at an annual rate of 11.000%. The Reserve Advance. if any, will bear interest at the annual rate specified in Schedule A from the date of the Initial Advance.

2.1.2 360-day Year. Interest for each full calendar month during the term of this Note will be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each. Notwithstanding the foregoing, the amount of interest due in the full or partial calendar month at the beginning of the term of this Note will be calculated on the basis of the actual number of days during which the principal balance of this Note is outstanding. Borrower acknowledges and agrees that the calculation of interest on the basis described in the preceding sentences may result in the accrual and payment of interest in amounts greater than those which would be payable if interest were calculated on the basis of a three hundred sixty-five (365) day year.

2.1.3 Default Rate of Interest. From and after the earlier of either (a) the occurrence of an Event of Default; or (b) the maturity of this Note (whether the stated Maturity Date of this Note or the maturity date resulting from Lender's acceleration of unpaid principal and interest) subject to the provisions of Section 2.2.9 below, additional interest on the unpaid principal balance of this Note (under both the Initial Advance and the Reserve Advance) shall immediately accrue at a rate equal to ten percent (10%) per annum. Such interest shall be in addition to the interest specified in Sections 2.1.1 and 2.1.2 above.

2.1.4 Usury Protection Notwithstanding anything contained in this Note to the contrary, if collection from Borrower of interest at the foregoing interest rate would be contrary to applicable laws, then the interest rate in effect on any day shall be the highest interest rate which may be collected from Borrower under applicable laws on such day. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower.

2.1.5 Interest Comencement. Interest on the Initial Advance shall commence on the date Loan proceeds are initially deposited into an escrow for the benefit of Borrower and regardless of the date they are subsequently disbursed therefrom, provided that the period for which interest accrues prior to release of funds from escrowdoes not exceed one (1) day. Interest on any Reserve Advance shall commence on the date the funds are set aside for the benefit of Borrower notwithstanding the date released to, or for, Borrower.

2.2 Payments.

2.2.1 Periodic Payment Date. Unless sooner accelerated, payments due under the Note until the Maturity Date shall be made on the first (1st) calendarday of each month (each a "Payment Date") commencing on 10-01-2023

2.2.2 Maturity Date. Unless sooner accelerated, the entire unpaid principal balance of this Note plus all accrued and unpaid interest thereon plus all other obligations owed under this Note shall be due and payable on the Maturity Date.

2.2.3 Interest Only Payments. From the interest commencement dates set forth in Section 2.1.5 above, payments shall be made on each Payment Date of all accrued interest due and owing as of such Payment Date, which is currently calculated to be in the sum of $1,411.67 based on the maximum aggregate amount of the Initial Advance and any Reserve Advance. if Borrower prepays part of the outstanding principal balance ofthis Note, or if the outstanding principal balance ofthis Note is reduced by application of any Reserve Advance surplus (as provided in Schedule Aof this Note, if applicable) or for any other reason, Borrower's periodic Interest Pavments shall be changed accordingly.

2.2.4 Balloon Payment. BORROWER ACKNOWLEDGES AND AGREES THAT (1) THE LOAN EVIDENCED BY THIS NOTE IS NOT AN AMORTIZING LOAN: AND(2)THE ENTIRE PRINCIPAL AMOUNTO F THIS NOTE SHALL BE DUE AND PAYABLE ON THE MATURITY DATE OF THIS NOTE.

2.2.5 Prepayment. Borrower may prepay at any time all or part of the outstanding principal balance of this Note without a prepayment fee. If the loan calls for principal payments in installments, all prepayments of principal shall be applied on the most remote principal installment or installments then unpaid

2.2.6 Payment Application. All payments under this Note shall be credited first to charges, fees, costs, and expenses payable by Borrower ("Borrower Fees") under this Note, or in connection with the obligations evidenced by this Note, second to accrued interest then due, thereafter to unpaid principal. For any particular Payment Date, the Lender retains the option to postpone the crediting of payments to Borrower Fees, if and only if the Borrower's payment on such Payment Date, after deducting Borrower Fees, would otherwise be insufficient to pay the accrued interest and unpaid principal due on such Payment Date. If any payment of interest is not made when due, at the option of Lender, such interest payment shall bear interest at the same rate as principal from and after the due date of the interest payment. all payments due under this Note shall be made as provided in Section 2.2.10 below. The receipt of any check or other physical item of payment (a "Payment Item ") by Lender, at its option, either (a) shall be rejected and not considered a payment or (b) shall not be considered a payment until such Payment Item is honored when presented for pavment at the drawee bank or institution, and Lender, at its option, may delay the credit of such payment until such Payment Item is so honored. Upon the occurrence of any Event of Default, the Lender, at its option, shail have the right to apply all payments made under this Note to principal, interest, and other charges, fees, costs and expenses payable by Borrower under this Note or in connection with the Loan in such order and amounts as the Lender may determine in its sole and absolute discretion.

2.2.7 Initial Loan Fee. Concurrently with or prior to the execution of this Note, Borrower shall pay to the Lender an origination fee ("Loan Fee"), as set forth in a final settlement statement or closing disclosure delivered to Borrower. The entire Loan Fee shall be deemed to be fully earned by the Lender as of the interest commencement dates set forth in Section 2.1.5, and no part of the Loan Fee shall be refundable to Borrower, whether or not the principal balance of the Loan is prepaid prior to the Maturity Date subject to the provisions of Exhibit B (if applicable), attached hereto and incorporated herein.

2.2.8 Late Charge. Borrower shall immediately pay a late charge equal to 5.0% of such installment of interest and/or principal toLender to compensate Lender for administrative costs and expenses incurred in connection with such late payment ifany installment of interest and/or principal under this Note is not paid within fifteen (15) days from the date on which it is due. Borrower agrees that the actual damages suffered by Lender because of any late installment payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed. Lender's acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect Lender's right to enforce any of its rights and remedies against any Person liable for payment of this Note.

2.2.9 Extension Fee. If Borrower should not pay all obligations outstanding on this Note upon the scheduled Maturity Date, Borrower hereby authorizes Lender, at its sole discretion, to grant extensions ofthe term of this Note beyond such scheduled Maturity Date for up to six (6) months each.

(a) If any such extension is granted, (i) Interest will continue to accrue as specified in this Note; (i) the payments specified in this Note shall be due and owing; (ii) Borrower shall continue to make the payments ofInterest (and Principal if applicable) on the Periodic Payment Date as provided herein until the extended Maturity Date; and (iv) the term "Maturity Date" in this Agreement will be deemed to mean the originally scheduled Maturity Date, plus the cumulative length of any extensions granted pursuant to this section.

(b) As consideration for extending the maturity, Borrower hereby authorizes a charge equal to a maximum of one percent (1.00%) of the current principal loan balance for the first extension granted and an amount in the discretion ofthe Lender for any subsequent extension. This fee, whether for the initial or any subsequent extension, which shall be due and owing at the time of each extension, may be adjusted in amount in the sole and absolute discretion of Lender.

(c) To effect any extension under this section, Lender need only send written notice to Borrower after the original Maturity Date indicating Lender's election to grant an extension and identifying the new Maturity Date.

2.2.10 Method of Payment and Servicing of Loan. Borrower will make all payments under the Note by automatically-debited Automated Clearing House(ACH) from a business-purpose account to be designated by Borrower at closing, and in accordance with the written instructions provided by Lender to Borrower at closing or from time to time thereafter.

3. Default and Remedies

3.1 Events of Default. Lender, at its option, may declare Borrower to be in default under this Agreement and the other Loan Documents upon the occurrence ofany or all ofthe following events (the declaration of such adefault by the Lender shall constitute an "Event of Default"):

3.1.1 Payment or Performance. Borrower fails to pay any payment or perform any obligation due under this Note within ten (10) days of the date due, or to pay the entirety of the amount due hereunder within ten (10) days of the Maturity Date (whether the due date of any such payment is the date expressly set forth herein or is determined by extension, acceleration, or otherwise).

3.1.2 Event of Default. Any Event of Default as defined in the Loan Documents, including any Guaranty.

3.1.3 Breach of Representations or Warranties. Borrower's breach of the representations and warranties in this Note and the other Loan Documents.

3.2 Remedies. Upon the Lender's election to declare Borrower to be in default under the Loan Documents pursuant to Section 3.1 above, Borrower shall be deemed to be in default under the Note, and the Lender shall have the right to do any or all of the following without notice or demand (except as required by law):

3.2.1 Discontinue Release of Funds. Discontinue any Advances or withhold the release of any Advances under the Note.

3.2.2 Acceleration. Declare the entire unpaid balance of principal and all accrued and unpaid interest, costs and expenses then due and payable under this Note to be immediately due and payable, even though the time of maturity as expressed herein shall not have arrived. The Lender may withdraw such amount or any portion thereof via automatic payment or ACH, without notice to the Borrower, as provided in the Automatic Payment Authorization Agreement executed by the Borrower.

3.2.3 Declare Default. Declare a default under any or all of Borrower's obligations under this Note or under the Security Instrument and to proceed in accordance with Lender's rights and remedies under those agreements.

3.2.4 Foreclose. Foreclose upon any security pledged under any applicable pledge or security agreement and any other collateral securing Borrower's obligations. pursuant to any right or remedy permitted by law, including as set forth under the Security Instrument.

3.2.5 Exercise Other Rights. Exercise any other right or remedy contained in any of Borrower's obligations, including as set forth under the Security Instrument or Automatic Payment Authorization Agreement.

3.2.6 Assign. Collect or assign to any other person, individual or entity ("Person") the right to collect any and all rents, profits or proceeds from the property, collection and assignment of which shall not be impaired by any act of Borrower.

3.2.7 Application. Immediately apply as against any and all amounts due and owing under this Note the balance of any Reserve Advance funds, cash or other security then on deposit with the Lender, loan servicer or Trustee held as additional collateral.

3.2.8 Guranty. Make demand on any Guaranty.

3.2.9 Legal Remedies. Exercise any other right or remedy available at law or in equity.

4. Borrower's Representations and Warranties. As a material inducement to the Lender's extension of credit to Borrower in connection with the Loan. Borrower warrants and represents to the Lender as follows:

4.1 Authority to Execute Note. Borrower has the full power and authority to execute, deliverand perform its obligations under this Note, and the execution, delivery and performance of this Note has been duly authorized by al requisite action on the part of Borrower. If Borrower is a corporation, partnership, limited liability company, trust or other entity, the Person or Persons signing the Loan Documents on behalf of Borrower are duly authorized to execute the Note and al other documents necessary to consummate the Loan on behalf of Borrower.

4.2 Valid Obligations. The Note is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms (except sa enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally).

4.3 No Consents Required. No consent of any other Person and no consent, approval, authorization or other action by or filing with any governmental authority not previously obtained by Borrower is required in connection with the execution, delivery and performance of this Note by Borrower.

4.4 Borrower's Name. Borrower has set forth above its full and correct name, and Borrower does not use any othernames or tradenames, except for the trade names disclosed to Lender in writing

4.5 Commercial Loan. Borrower represents and warrants that the proceeds of this loan will be used by Borrower only for business purposes. If Borrower is a natural person. Borrower represents and warrants that Borrower does not intend to, and will not. occupy or resideon the Property oslong asthe Loan remains outstanding. If Borrower is a legal entity, Borrower represents and warrants that no person affiliated with Borrower intends to or will occupy or reside on the Property so long as the Loan remains outstanding.

4.6 Borrower's Warranties. Borrower's warranties and representations set forth in this Section 4 shall be true and correct and deemed made at the time of execution of this Note and as of the date of each Advance, shall survive the closing of the Loan, and shall remain true and correct as of the date on which such warranties and representations are given.

4.7 Truth of Loan Application Documents. Borrower certifies that the information Borrower (or Borrower's agents) provided to Lender in connection with Borrower's loan application was true, correct and complete at the time it was provided and remains true, correct and complete as of the date of execution of this Note.

5. Waivers.(a) Waive presentment, demand for payment, protest, notice of demand, dishonor, protest, and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note. (b) Waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law. (c) Waive the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment, in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would, at the time of filing the response, be barred by the applicable statute of limitations. (d) Consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by the Lender and Borrower without notice to and without in any way affecting the liability of any person for payment of this Note. (e) Consent to any forbearance by the Lender and to the release, addition, and substitution of any person liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any person for payment of this Note.

6. Attorney Fees, Collection Costs and Impositions.Borrower agrees to pay all costs, expenses, charges, consultants' fees, expert witness fees, trustee's fees, foreclosure costs, costs of litigation or alternative dispute resolution proceeding, including, without limitation, those incurred preliminarily to the institution of any legal action or judicial or non-judicial proceeding, or in order to quantify or obtain recovery of the amount of such recoverable attorney's fees, costs, or expenses, or in connection with any appearing from any such action or proceeding), discovery costs and expenses, and attorney fees ("Collection Costs") paid or incurred by Lender, or adjudged by a court, arbitrator, or other tribunal in connection with: (a) the interpretation, collection, or enforcement of this Note (including, without limitation, costs incurred in seeking collection of rents owing from any tenant of the Property), whether or not suit is filed; (b) representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note or the Security Instrument; (c) actions taken to protect the lien of the Security Instrument or Lender's interests in the Property as Lender; (d) actions taken to enforce any provision of this Note or the Security Instrument; and (e) in defense of any claims brought by Borrower arising from the rights and obligations of the parties under the Loan Documents. Borrower shall be obligated to pay all such Collection Costs, which shall be additional obligations of Borrower hereunder payable on demand, and shall bear interest at the Default Rate from the date of such demand until paid in full. Borrower shall also be obligated to pay for any and all incurred Imposition (as defined in the Security Instrument) costs, and such obligation shall be payable upon demand. The amount of such Impositions shall be included in the Borrower's principal balance and shall bear interest at the same rate as principal from and after the date of payment of the Imposition by the Lender.

7. Notice.Any notice required to be provided in this Note shall be given in writing and shall be sent: (a) for personal delivery by a delivery service that provides a record of the date of delivery, the individual to whom delivery was made, and the address where delivery was made; (b) by first-class certified United States mail, postage prepaid, return receipt requested; (c) by a nationally recognized overnight courier service, marked for next-day business delivery; or (d) by electronic transmission. All notices shall be addressed to the party to whom such notice is to be given at the following address:

Lender Address: Kiavi Funding, Inc., c/o Loan Servicing. 2 Allegheny Center, Nova Tower ,2 Suite 200, Pittsburgh, PA 15212
Lender Email: servicing/@kiavi.com
Borrower Address: 20 W 22ND ST #1411, NEW YORK, NY, 10010, USA
Borrower Email: y@landa.app

or to such other address as aparty may designate by written notice to the other. All notices shall be deemed effective on the earliest of (a) actual receipt; (b) rejection of delivery, if delivery is attempted by personal service, mail or messenger; (c) if sent by certified mail, the third day on which regular United States mail delivery service is provided after the day ofmailing or, if sent by overnight delivery service, on the next day on which such service makes next-business-day deliveries after the day of sending; (d) if sent via email, upon electronic delivery unless thereafter there is electronic notice of tailed electronic delivery.

8. Applicable Law; Jurisdiction; Venue.The Loan Documents shall be governed by the state law selected in the Security Instrument, and Borrower hereby submits to the exclusive jurisdiction and venue of the Courts specified in the security instrument for any and all claims described there.

9. Time Is of the Essence.Time is of the essence with respect to al obligations of Borrower under this Note.

10. Multiple Interests of Lender.In the event that multiple parties are named as Lender or Beneficiary, or multiple parties hold beneficial interests in this Note or the Security Instrument, a vote of 51% or greater of the beneficial interests will be considered the majority necessary for any decision or action of Lender or Beneficiary under the terms of this Note and the Security Instrument.

11. Entire Agreement.This Note, the Security Instrument (and any and all riders), the Guaranty, and any other Loan Document contain the entire agreement concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous negotiations, agreements, statements, understandings, terms, conditions, representations, and warranties, whether oral or written, by and among the Lender, Borrower, and Guarantors concerning the Loan which is the subject matter of the Loan Documents.

12. No Modifications or Amendments; No Waiver.Except as specified herein, no modification, amendment, change, or waiver of any provision of this Note ("Change or Waiver") shall be valid, binding, or effective unless it is in writing and signed by the party against whom enforcement of such Change or Waiver is sought. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision on a subsequent event.

13. Lender's Acceptance of Payment, Extensions of Time or Forbearance Not a Waiver.The acceptance by Lender, loan servicer, or the Trustee of any payment, partial or otherwise, made hereunder, whether paid on or after the time that such payment becomes due as herein set forth, will not establish a custom or constitute a waiver of any of Lender's rights to enforce prompt payment or to enforce any of Lender's rights or any of the obligations of Borrower or any guarantor or endorser set forth in this Note or the Security Instrument, or otherwise provided at law or in equity. Any extension of time granted or tolerated by Lender with respect to any payment due hereunder or other forbearance with respect to the performance of any other term, provision, covenant, or agreement of this Note or the Security Instrument, or the taking or releasing of security or collateral for the payment of this Note, or in exercising or failing to exercise any right or power under this Note or the Security Instrument, shall not in any way release or affect the liability of Borrower, or any guarantor or endorser hereof, or any other party obligated to make any payment or render any performance hereunder. If Lender delays in exercising or fails to exercise any of its rights under this Note or the Security Instrument, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition hereunder or thereunder. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

14. Remedies Cumulative.All of Lender's rights and remedies under this Note shall be cumulative. Any failure of Lender to exercise any right or remedy under this Note or under any of the loan documents executed by Borrower shall not be construed as a waiver of the right to exercise the same or any other right or remedy at any time and from time to time, thereafter.

15. Severability.If any provision of the Loan Documents shall be held by any court of competent jurisdiction to be unlawful, voidable, void, or unenforceable for any reason, such provision shall be deemed to be severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Loan Documents.

16. Interpretation.Whenever the context of this Note reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa. The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note. For purposes of this Note: (a) the term "including" shall be deemed to mean "including without limitation"; (b) the term "document" shall be deemed to include all written contracts, commitments, agreements, and instruments; and (c) the term "discretion," when applied to any determination, consent, or approval right by the Lender, shall be deemed to mean the Lender's sole but good-faith business judgment.

17. Assignment.This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it or assign or delegate any of its rights or obligations without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note and may sell or assign participations or other interests in all or any part of this Note and/or designate any other person as the holder hereof, all without notice to or the consent of Borrower.

18. Successors and Assigns.Whenever used herein, the terms "Lender" and "Borrower" shall be deemed to include their respective heirs, personal representatives, and permitted successors and assigns.

19. Cooperation.Borrower acknowledges that Lender and its successors and assigns may: (a) Sell, transfer, pledge, or assign the Security Instrument, the Note, and other Loan Documents to one or more investors in a whole loan, in a rated or unrated public offering, or private placement; (b) Participate in the Loan secured by this Mortgage to one or more investors in a rated or unrated public offering or private placement; (c) Deposit the Security Instrument, the Note, and other Loan Documents with a trust, which trust may sell certificates to investors, evidencing an ownership interest in the trust assets, in a rated or unrated public offering or private placement; (d) Otherwise sell or pledge the Loan or interest therein to investors in a rated or unrated public offering or private placement. (The transactions referred to in clauses (a)-(d) are hereinafter referred to as "Secondary Market Transactions.") Borrower shall, at Lender's expense, cooperate in good faith with Lender in effecting any such Secondary Market Transactions and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transactions (including, without limitation, a rating agency and/or an institutional purchaser, participant, or investor). This cooperation includes, without limitation: - All structural or other changes to the Loan, - Modifications to any documents evidencing or securing the Loan, - Delivery of opinions of counsel acceptable to the rating agency or such other purchasers, pledgees, participants, or investors, - Addressing such matters as the rating agency or such other purchasers, participants, or investors may require. Provided, however, that Borrower shall not be required to modify any documents evidencing or securing the Loan that would modify: (i) The interest rate payable under the Note, (ii) The stated maturity of the Note, (iii) The amortization of principal of the Note, or (iv) Any other material terms or covenants of the Loan. Borrower shall provide such information and documents relating to Borrower, the Property, the Leases, and any lessees as Lender or the rating agency or such other purchasers, pledgees, participants, or investors may reasonably request in connection with a Secondary Market Transaction. Lender shall have the right to provide to the rating agency or prospective purchasers, participants, or investors any information in its possession, including, without limitation, financial statements relating to Borrower, the Property, and any lessee. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus, or other disclosure documents.

20. Loss, Theft, Destruction or Mutilation of Note.In the event of the loss, theft, or destruction of this Note, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the party who held this Note immediately prior to its loss, theft, or destruction, or in the event of the mutilation of this Note, upon Lender's surrender to Borrower of the mutilated Note, Borrower shall execute and deliver to such party or Lender, as the case may be, a new promissory note in a form and content identical to this Note in lieu of the lost, stolen, destroyed, or mutilated Note.

Joint and Several Liability.

20.1 Joint and Several. Each person or party comprising Borrower shall be jointly and severally liable for the obligations of Borrower hereunder. If Borrower consists of more than one person, the occurrence of any Default or Event of Default with respect to any one or more of such persons shall constitute a Default or Event of Default, as applicable, and (in the case of an Event of Default) entitle the Lender to exercise its rights and remedies as provided above.

20.2 Married Individuals. Each Borrower who is a married person agrees that the Lender shall have the right to recourse against his or her community property and separate property for any or all obligations to the fullest extent permitted by law.

Waiver of Right to Jury Trial. Borrower irrevocably waives all rights to a jury trial in any action, suit, proceeding, or counterclaim of any kind directly or indirectly arising out of or in any way relating to this Note or any of the other Loan Documents, any or all of the real and personal property collateral securing this Note. The jury trial waiver contained in this section is intended to apply, to the fullest extent permitted by law, to any and all disputes and controversies that arise out of or in any way related to any or all of the matters described in the immediately preceding sentence, including, without limitation, contract claims, tort claims, and all other common law and statutory claims of any kind. This Note may be filed with any court of competent jurisdiction as Borrower's written consent to Borrower's waiver of a jury trial.

State Specific Provisions. State specific provisions are outlined on Exhibit A(if applicable), attached here to and incorporated herein

IN WITNESS WHEREOF, Borrower has executed this Promissory Note Secured by the Security Instrument effective as of the date first written above.

BORROWER. Landa Ap LC - 2443 Hodges Farm Road Mansfield GA LC. A Delaware Limited Liability Company

-------------------------------------------------------------------------------------------

By: Landa Holdings, Inc.
By: Yishai Cohen, CEO & President

PROMISSORY NOTE
PROMISSORY NOTE EXHIBIT "A"
GEORGIA SPECIFIC PROVISIONS

Section 23.1 Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Section 23 and the other provisions of this Note, the terms and conditions of this Section 23 shall control and be binding.

Section 23.2 Security Deed. All references herein to "Deed of Trust" are hereby replaced with "Deed to Secure Debt" or "Security Deed," as the case may be. All references to "trustor" contained herein are hereby replaced with "grantor," and all references to "beneficiary" contained herein are hereby replaced with "grantee."

Section 23.3 Attorney's Fees. Whenever reference is made herein to "attorney's fees," "reasonable attorney's fees," or words of similar import, such reference shall mean attorney fees computed based upon the attorney's normal hourly rates and the amount of time expended, and not the statutory attorney's fees provided by O.C.G.A. 13-1-11.

IN WITNESS WHEREOF, Borrower has caused this instrument to be executed as of the date indicated on the Promissory Note Secured by the Security Instrument.

BORROWER: Landa Ap LC - 2443 Hodges Farm Road Mansfield GA LC, A Delaware Limited Liability Company

-------------------------------------------------------------------------------------------

By: Landa Holdings, Inc.
By: Yishai Cohen, CEO & President